EXHIBIT 10(iii)(J)(a)

STERLING BANCORP

March 25, 2010

Mr. Louis J. Cappelli, Chairman
Sterling Bancorp
650 Fifth Avenue
New York, New York 10019

Dear Mr. Cappelli:

This will confirm the following amendment to your Amended and Restated Employment Agreement, dated as of March 25, 2002, with our Company, which was last amended by letter agreement dated March 13, 2009:

          The date in the third line of Paragraph 1 (captioned “Term”) is amended to December 31, 2014.

The foregoing amendment was adopted by the Compensation Committee and approved by the Board of Directors at its March 25, 2010 meeting.

Kindly sign and return the enclosed copy to the Company in order to confirm your understanding and acceptance of the foregoing amendment.

Sincerely,

Sterling Bancorp

	By:	/s/ Dale Fredston

Dale Fredston, Secretary

Agreed:

/s/ Louis J. Cappelli

Louis J. Cappelli